Exhibit 99.1

Keynote Reports Fiscal First Quarter 2008 Results

  Total Revenue of $17.7 Million Increased 12% Compared to Fiscal First Quarter 2007
  GAAP Loss Per Share Was $0.04 Compared to GAAP Earnings Per Diluted Share of $0.01 in Fiscal First Quarter 2007
  Non-GAAP Earnings Per Share Were $0.06, Up from $0.03 in the Fiscal First Quarter 2007
  Net Deferred Revenue Was $22.3 Million, Up 51% Compared to
  December 31, 2006
  Approximately 1.5 Million Shares of Common Stock Repurchased Since Program Established in November 2007
  In January 2008 the Board Authorized Purchase of an Additional 2 Million Shares

SAN MATEO, Calif.--(BUSINESS WIRE)--Keynote Systems (Nasdaq:KEYN), the global leader in on-demand mobile and Internet test & measurement solutions for continuously improving the online experience, announced financial results for its fiscal first quarter ended December 31, 2007.

Umang Gupta, chairman and CEO of Keynote, said: “Historically, bookings and new orders in the quarter ending December 31st have been strong for Keynote SIGOS, which constitutes the largest part of our Mobile Test and Measurement (MTM) business. This year was no exception, as evidenced by the significant increase in our deferred revenue balance. However, since many of our orders and bookings occurred in the tail end of the quarter, GAAP revenue of $17.7 million was approximately $80,000 below the low end of our guidance and non-GAAP earnings of $0.06 per share were at the low end of guidance.”

“In Internet Test and Measurement (ITM) business we continued to displace our single-page single-device subscriptions revenues with multi-page transaction and broadband revenues. We believe single-page single-device subscriptions revenues will constitute less than 10 percent of ITM subscription revenues by the end of 2008. As stated earlier, the aggressive migration from single-page to multi-page products is likely to have a tempering effect on total ITM revenue for the next couple of quarters. In anticipation of overall ITM revenue growth past this transition period, we continue to invest in our sales and marketing infrastructure,” Gupta added.

First Quarter 2008 Financial Summary

Revenue for the first quarter of fiscal year 2008 was $17.7 million, down from $17.8 million in the fourth quarter of fiscal year 2007 and up 12 percent from $15.8 million in the first quarter of fiscal year 2007. Net loss for the first quarter of fiscal year 2008 was $744,000, or $0.04 per share, reflecting the company’s continued investment in sales and marketing. The net loss included a $244,000 charge for estimated income tax expense, $1.1 million in stock-based compensation expenses and a $742,000 charge for amortization of intangible assets required under generally accepted accounting principles (GAAP). This compared to net loss of $3.5 million, or $0.19 per share, for the preceding quarter, which included a $2.8 million charge for deferred tax asset adjustment, $1.0 million in stock-based compensation expenses, and a $717,000 charge for amortization of intangible assets. Net income for the first quarter of fiscal year 2007 was $264,000, or $0.01 per diluted share, which included a $1.0 million income tax benefit, $920,000 in stock-based compensation expenses, and a $759,000 charge for amortization of intangible assets.

The non-GAAP net income for the quarter was $1.1 million, or $0.06 per diluted share, compared to $2.2 million, or $0.11 per diluted share, for the preceding quarter, and $551,000, or $0.03 per diluted share, for the first quarter a year ago. The company defines non-GAAP net income as net income adjusted for provision for income tax, stock-based compensation expense, and amortization of purchased intangibles less cash tax expense. Non-GAAP net income per share equals non-GAAP net income divided by the weighted diluted share count as of the period end.

Cash Flow and Deferred Revenue Summary

In the first quarter of fiscal year 2008, cash provided by operating activities of $330,000 was impacted by the timing of orders, many of which came in during the last month of the quarter and, therefore, the related cash would not have been collected as of the end of the quarter. This compared to cash provided by operating activities of $2.9 million in the prior quarter and $4.7 million in the first quarter of 2007. Cash used for purchases of property, equipment and software totaled $1.4 million for the first quarter of 2008, compared to $1.3 million in the prior quarter and $704,000 for the same period last year.

“While fiscal 2007 was a stellar year for generation of cash provided by operating activities, it was very much due to a significant build-up of deferred revenue primarily from our Keynote SIGOS acquisition. In fiscal 2008, we do not expect increases of deferred revenue of the same magnitude, and, therefore, we expect our annual operating cash flows will be more in line with our pre-tax income plus amortization and depreciation minus cash taxes.”

Keynote’s net deferred revenue was $22.3 million at December 31, 2007, compared to $22.0 million at September 30, 2007 and up 51 percent from $14.7 million at December 31, 2006. Keynote’s gross deferred revenue, defined as the sum of net deferred revenue and unpaid deferred revenue, was $28.8 million at December 31, 2007, up 8 percent compared to $26.6 million at September 30, 2007 and up 22 percent from $23.6 million at December 31, 2006.

The company had $99.4 million in total cash, cash equivalents and short-term investments as of December 31, 2007.

As announced on November 1, 2007, the board authorized a repurchase program of up to 2.0 million shares of Keynote’s common stock. During the quarter, the company repurchased approximately 711,000 shares for approximately $9.8 million. Since November 1, 2007 through January 28, 2008, the company repurchased approximately 1.5 million shares of common stock for approximately $21 million. The board has authorized another 2.0 million shares of Keynote’s common stock to be repurchased.

The total shares outstanding, net of treasury shares, as of December 31, 2007 was 17.8 million as compared to 17.2 million as of December 31, 2006.

Operational Metrics Summary

As of December 31, 2007, Keynote’s total worldwide customer base was approximately 2,700 companies, up from approximately 2,650 companies in the same quarter a year ago. Keynote currently provides its services to 56 percent of the comScore Media Metrix’s top 50 Web sites and approximately 45 percent of the Fortune 100 companies. As of December 31, 2007, Keynote measured 11,840 Internet pages, as compared to 10,150 Internet pages in the same quarter a year ago.

Expectations for the Second Quarter of Fiscal Year 2008

The statements in this section of this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Keynote currently expects the following for the second fiscal quarter ending March 31, 2008:

  Total revenue is expected to be between $17.4 million and $18.0 million.
  Net loss per share is expected to be between ($0.11) and ($0.05).
  Non-GAAP (loss) / earnings per share are expected to be between ($0.03) and $0.01.

The above guidance was based on the following assumptions. Total stock-based compensation expense and amortization of intangible assets is currently expected to be approximately $1.1 million, and depreciation is expected to be approximately $1.3 million. Interest income, net is expected to be approximately $1.0 million, assuming no material changes in interest rates and currently planned uses of cash. Cash paid for income taxes is expected to be approximately $800,000, assuming no changes in required tax payments. Basic weighted average shares outstanding are expected to be approximately 17.2 million shares and diluted weighted average shares outstanding are expected to be approximately 18.1 million shares, assuming no additional issuances of equity or equity-related securities.

Conference Call

Keynote will host a conference call and simultaneous webcast at 2:00 pm (PST) today, January 29, 2008. To access the call in the U.S., please dial (866) 271-6228; international callers please dial (706) 679-4457, approximately 10 minutes prior to the start of the conference call. The webcast of the call will be available at the investor section of the company’s web site at www.keynote.com. The replay will be available after the call by telephone by dialing (800) 642-1687 in the U.S. and (706) 645-9291 internationally; the pass code is #29614523. The webcast is at the investor section of the company’s web site at www.keynote.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding the Company or management’s intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations.

Forward-looking statements in this release include, but are not limited to, forecasts concerning Keynote’s expected revenue, GAAP and Non-GAAP earnings per share, cash flow from operations, free cash flow, income tax payments and other future financial results, including ITM revenues. It is important to note that actual outcomes and Keynote’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as Keynote’s ability to successfully market and sell its current services to new or existing customers, Keynote’s ability to develop and introduce new services in a timely manner and customer acceptance of new services, timing of sales, the extent to which demand for Keynote’s various services fluctuates and the extent to which revenue from other service lines can increase, the extent to which existing customers renew their subscriptions and purchase additional services, particularly enterprise customers, Keynote’s ability to retain key employees, pricing pressure with respect to Keynote’s services, Keynote’s ability to maintain costs, unforeseen expenses, competition in Keynote’s markets, costs associated with any future acquisitions, the effect of acquisitions by competitors in Keynote’s target markets, Keynote’s ability to manage international operations, Keynote’s ability to keep pace with changes in the mobile and Internet infrastructure as well as other technological changes, and the success of Keynote’s international operations. Readers should also refer to the risks outlined in Keynote’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2007, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and Keynote assumes no obligation to update any such forward-looking statement or reasons why results might differ.

About Keynote

Keynote Systems (Nasdaq “KEYN”) is the global leader in on-demand test & measurement solutions for continuously improving the online experience. As an independent and trusted third-party, Keynote provides IT and marketing executives with an unbiased view into their Internet services from around the world. For over a decade, Keynote has been providing measurement data and testing capabilities that allow companies to understand and improve their customer’s online and mobile experience. Keynote has four test and measurement businesses: Web performance, mobile quality, streaming & VoIP, and customer experience/UX. In addition, Keynote’s industry analysis group called Keynote Competitive Research publishes proprietary studies measuring customer experience and service levels across a wide range of industries.

Known as The Mobile and Internet Performance Authority™, Keynote has a market-leading infrastructure of 2,400 measurement computers and mobile devices in over 240 locations around the world. Keynote also maintains one of the most representative panels of online users consisting of 160,000 consumers. Keynote’s on-demand, hassle-free infrastructure allows businesses to access services they need, when they need them to pinpoint and fix mobile quality and Internet problems before they impact customers.

Keynote helps over 2,700 corporate customers become “the best of the best” by helping them improve online business performance and mobile communications quality. Keynote’s customers represent top Internet and mobile companies including American Express, BP, Caterpillar, Dell, Disney, eBay, ESPN Mobile, E*TRADE, Expedia, FedEx, Microsoft, SonyEricsson, Sprint, T-Mobile, Verizon and Vodafone.

Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at (650) 403-2400.

Keynote, The Internet Performance Authority and Perspective are registered trademarks and The Mobile and Internet Performance Authority and True Experience are trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. © 2007 Keynote Systems, Inc.

Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	Dec 31	Sep 30	Dec 31
	2007	2007	2006
Net revenue:
Subscription services	$10,872	$10,541	$10,507
Ratable licenses	4,002	4,368	2,206
Professional services	2,846	2,929	3,102
Total revenue, net	17,720	17,838	15,815

Costs and expenses:
Costs of revenue:
Direct costs of subscription services	2,111	2,046	2,058
Direct costs of ratable licenses	1,603	1,329	1,083
Direct costs of professional services	1,805	1,887	2,123
Operations	2,003	2,030	1,842
Development	3,133	2,860	2,872
Amortization of intangible assets - software	205	193	183
Total costs of revenue	10,860	10,345	10,161
Sales and marketing	5,767	5,218	4,629
General and administrative	2,487	2,609	2,379
Excess occupancy income, net	(281)	(184)	(27)
Amortization of intangible assets - other	537	524	576
Total costs and expenses	19,370	18,512	17,718

Loss from operations	(1,650)	(674)	(1,903)

Interest income and other, net	1,150	1,312	1,121

(Loss) income before (provision) benefit for income taxes	(500)	638	(782)

(Provision) benefit for income taxes	(244)	(4,090)	1,046

Net (loss) income	$(744)	$(3,452)	$264

Net (loss) income per share:
Basic	$(0.04)	$(0.19)	$0.02
Diluted	$(0.04)	$(0.19)	$0.01

Weighted average common shares outstanding:
Basic	18,237	18,068	17,116
Diluted	18,237	18,068	17,686
Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2007	September 30, 2007

Assets
Current assets:
Cash and cash equivalents	$41,563	$42,875
Short-term investments	57,851	65,060
Total cash, cash equivalents and short-term investments	99,414	107,935
Accounts receivable	7,732	5,988
Prepaids, deferred costs and other current assets	3,720	2,703
Inventories	1,173	1,059
Deferred tax assets	3,954	3,922
Total current assets	115,993	121,607

Deferred costs	3,105	1,301
Property and equipment, net	35,724	35,480
Goodwill	64,061	63,129
Identifiable intangible assets, net	7,374	7,963

Total assets	$226,257	$229,480

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,959	$2,285
Accrued expenses	15,052	11,656
Current portion of capital lease obligation	21	24
Deferred revenue	20,795	19,824
Total current liabilities	37,827	33,789

Long-term portion of capital lease obligation	28	31
Deferred rent and other long term liability	366	292
Long-term deferred revenue	1,457	2,136
Long-term deferred tax liability	2,420	2,347
Total liabilities	42,098	38,595

Stockholders' equity:
Common stock	19	18
Treasury stock	(10,944)	(1,151)
Additional paid-in capital	328,098	325,525
Accumulated deficit	(140,932)	(140,188)
Accumulated other comprehensive income	7,918	6,681

Total stockholders' equity	184,159	190,885

Total liabilities and stockholders' equity	$226,257	$229,480
Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended
	Dec 31	Sep 30	Dec 31
	2007	2007	2006

Cash flows from operating activities:
Net (loss) income	$(744)	$(3,452)	$264
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,287	1,221	1,093
Stock-based compensation	1,100	1,027	920
Charges to bad debt and billing adjustment reserves	51	187	83
Accretion of debt investment discount	(551)	(302)	(245)
Amortization of identifiable intangible assets	742	717	759
Deferred tax assets and liabilities	-	1,333	525
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(1,768)	98	(648)
Inventories	(87)	280	217
Prepaids, deferred costs and other assets	(1,159)	203	(1,021)
Accounts payable and accrued expenses	1,501	4,325	(1,108)
Deferred revenue	(42)	(2,716)	3,841
Net cash provided by operating activities	330	2,921	4,680

Cash flows from investing activities:
Purchase of property, equipment and software	(1,351)	(1,332)	(704)
Purchase of businesses and assets, net	-	(85)	(307)
Sales (purchases) of short-term investments, net	7,528	(591)	1,033
Net cash provided by (used in) investing activities	6,177	(2,008)	22

Cash flows from financing activities:
Payment of capital lease obligations	(7)	(5)	(15)
Repurchase of outstanding common stock	(9,815)	(1,154)	-
Proceeds from issuance of common stock and exercise of stock options	1,595	3,696	745
Net cash provided by (used in) financing activities	(8,227)	2,537	730

Effect of exchange rate changes on cash and cash equivalents	410	712	83

Net increase (decrease) in cash and cash equivalents	(1,310)	4,162	5,515
Cash and cash equivalents at beginning of the period	42,873	38,711	45,662

Cash and cash equivalents at end of the period (1)	$41,563	$42,873	$51,177

(1) Excludes $57.8 million, $65.1 million, and $44.4 million of short-term investments at December 31, 2007, September 30, 2007, and December 31, 2006, respectively.

Keynote Systems, Inc. and Subsidiaries

GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share data)
(Unaudited)

	Three months ended
	Dec 31	Sep 30	Dec 31
	2007	2007	2006
Revenue categories:

Internet Subscriptions	$8,877	$8,858	$8,884
Internet Engagements	1,596	1,426	1,497
Subtotal Internet Revenue	10,473	10,284	10,381
Mobile Subscriptions	1,340	1,080	997
Mobile Ratable Licenses	4,002	4,368	2,206
Subtotal Mobile Revenue	5,342	5,448	3,203
CEM Subscriptions	655	603	627
CEM Engagements	1,250	1,503	1,604
Subtotal CEM Revenue	1,905	2,106	2,231
Total Revenue, net	$17,720	$17,838	$15,815

Non-GAAP net income (loss) and income (loss) per share:

GAAP net (loss) income	$(744)	$(3,452)	$264
Provision (benefit) for income taxes	244	4,090	(1,046)
Stock-based compensation [1]	1,100	1,027	920
Amortization of intangible assets - other	537	524	576
Amortization of intangible assets - software	205	193	183
Non GAAP income before income tax	1,342	2,382	897
Cash tax expense	221	224	346
Non GAAP net income	$1,121	$2,158	$551

Weighted average common shares outstanding (diluted):	19,091	19,055	17,686
Non GAAP income per share	$0.06	$0.11	$0.03

[1]Stock-based compensation by category:
Direct costs of ratable licenses	$49	$45	$41
Direct costs of professional services	115	107	136
Operations	145	146	146
Development	230	237	210
Sales and marketing	327	328	280
General and administrative	234	164	107
	$1,100	$1,027	$920
Keynote Systems, Inc. and Subsidiaries

REVENUE DETAIL
(In thousands)
(Unaudited)

	Three months ended			Year ended
	Dec 31	March 31	June 30	Sept 30	Sept 30

FY 2008

Internet Subscriptions	$8,877	$-	$-	$-	$8,877
Internet Engagements	1,596	-	-	-	1,596
Subtotal Internet Revenue	10,473	-	-	-	10,473
Mobile Subscriptions	1,340	-	-	-	1,340
Mobile Ratable Licenses	4,002	-	-	-	4,002
Subtotal Mobile Revenue	5,342	-	-	-	5,342
CEM Subscriptions	655	-	-	-	655
CEM Engagements	1,250	-	-	-	1,250
Subtotal CEM Revenue	1,905	-	-	-	1,905
Total Revenue, Net	$17,720	$-	$-	$-	$17,720

FY 2007

Internet Subscriptions	$8,884	$9,040	$9,129	$8,858	$35,911
Internet Engagements	1,497	1,333	1,720	1,426	5,976
Subtotal Internet Revenue	10,381	10,373	10,849	10,284	41,887
Mobile Subscriptions	997	1,113	1,158	1,080	4,348
Mobile Ratable Licenses	2,206	3,203	3,443	4,368	13,220
Subtotal Mobile Revenue	3,203	4,316	4,601	5,448	17,568
CEM Subscriptions	626	580	593	603	2,402
CEM Engagements	1,605	1,445	1,344	1,503	5,897
Subtotal CEM Revenue	2,231	2,025	1,937	2,106	8,299
Total Revenue, Net	$15,815	$16,714	$17,387	$17,838	$67,754

FY 2006

Internet Subscriptions	$8,782	$8,876	$8,909	$9,096	$35,663
Internet Engagements	1,127	905	714	1,103	3,849
Subtotal Internet Revenue	9,909	9,781	9,623	10,199	39,512
Mobile Subscriptions	539	488	855	962	2,844
Mobile Ratable Licenses	-	-	1,094	1,447	2,541
Subtotal Mobile Revenue	539	488	1,949	2,409	5,385
CEM Subscriptions	499	583	590	647	2,319
CEM Engagements	2,769	1,887	1,705	1,931	8,292
Subtotal CEM Revenue	3,268	2,470	2,295	2,578	10,611
Total Revenue, Net	$13,716	$12,739	$13,867	$15,186	$55,508

FY 2005

Internet Subscriptions	$8,625	$8,783	$9,160	$8,883	$35,451
Internet Engagements	822	1,082	881	1,026	3,811
Subtotal Internet Revenue	9,447	9,865	10,041	9,909	39,262
Mobile Subscriptions	803	338	442	585	2,168
CEM Subscriptions	595	531	441	432	1,999
CEM Engagements	2,743	2,431	2,541	2,548	10,263
Subtotal CEM Revenue	3,338	2,962	2,982	2,980	12,262
Total Revenue, Net	$13,588	$13,165	$13,465	$13,474	$53,692
Keynote Systems, Inc. and Subsidiaries

DEFERRED REVENUE
(In thousands)
(Unaudited)

	December 31, 2007	September 30, 2007	December 31, 2006

Deferred revenue, net
Domestic	$ 7,198	$ 7,511	$ 6,659
International	15,054	14,449	8,050
Total	$ 22,252	$ 21,960	$ 14,709

Add back: unpaid deferred revenue
Domestic	$ 1,406	$ 3,085	$ 1,820
International	5,145	1,564	7,090
Total	$ 6,551	$ 4,649	$ 8,910

Deferred revenue, gross
Domestic	$ 8,604	$ 10,596	$ 8,479
International	20,199	16,013	15,140
Total	$ 28,803	$ 26,609	$ 23,619

CONTACT:
Keynote Systems, Inc.
Public Relations
Dan Berkowitz, 650-403-3305
dberkowitz@keynote.com
Investor Relations
Kirsten Chapman or Moriah Shilton, 415-433-3777
mshilton@lhai.com